Exhibit 99.1

Timberline Shareholders Approve Acquisition of Staccato Gold Resources

June 1, 2010 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) is pleased to announce that its shareholders have approved the plan of arrangement pursuant to which Timberline will acquire all of the outstanding common shares of Staccato Gold Resources Ltd. (TSX.V: CAT) (“Staccato”).

At the special meeting of Timberline shareholders held May 28, 2010, ninety-nine per cent (99%) of the securities that were voted favored the acquisition resolution, approving the proposed plan of arrangement transaction.  Pursuant to the plan of arrangement, Timberline will acquire all of the issued and outstanding common shares of Staccato by means of a share exchange (the “Arrangement”).  Staccato shareholders will receive 0.142857143 shares of Timberline common stock and US$0.0001 for each Staccato common share held.  Timberline and Staccato expect to complete all other conditions to closing and to close the transaction on June 2, 2010 (the "Closing Date").

Staccato voluntarily halted trading of its common shares on the TSX Venture Exchange prior to the opening of the market on Monday, May 31, 2010.  The common shares of Staccato will remain halted until the Closing Date and Timberline’s shares of common stock will resume trading on the TSX Venture Exchange in substitution for Staccato’s common shares on June 3, 2010 under the symbol “TBR”.

Registered shareholders, warrantholders and certain optionholders of Staccato will be required to submit their certificates and Letters of Transmittal to Corporate Stock Transfer, Inc. prior to receiving the Timberline securities to which they are entitled upon completion of the arrangement transaction.

The benefits of this acquisition for Timberline shareholders include:

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Low cost acquisition of a significant mineralized material base with near-term gold production potential at the Lookout Mountain project

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Large, drill-tested, highly prospective project portfolio on Nevada’s Battle Mountain - Eureka gold trend

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Cash infusion of approximately $5 million for exploration and development, primarily at the Lookout Mountain project

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Addition of strategic assets in Nevada while maintaining an attractive share structure

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Growth of Timberline as a vertically-integrated company with in-house capability, expertise, and strategic alliances to explore, drill, permit, develop, and produce – and the corporate strength to advance its projects

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Additional projects upon which to leverage Timberline’s two core drilling subsidiaries by providing economical drilling for exploration and development

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Strengthening of an attractive corporate vehicle and tight share structure to accommodate additional acquisitions and growth.

Timberline CEO Randal Hardy said, “The overwhelming approval of both Timberline and Staccato shareholders indicates the widespread support we have for this acquisition.  We look forward to welcoming a group of shareholders from Staccato, both institutional and retail, who understand the mining and exploration industry and who will support us as we continue to meet our objectives as an emerging junior gold producer with the development of our Butte Highlands Gold Project in Montana and the Lookout Mountain project in Nevada’s Battle Mountain / Eureka trend.”

Timberline’s Chairman and V-P Exploration, Paul Dircksen, added, “We are very happy to acquire the South Eureka property and the several projects and high-potential targets that are included in the large land package.  We believe the Lookout Mountain project hosts significant oxide gold mineralization amenable to low-cost, heap-leach recovery techniques, along with a smaller, high-grade, sulfide resource, and we plan to complete a significant drill program in order to further define and expand known mineralized zones.   We are excited to get working in Nevada as we believe that these projects fit nicely with our team and our business plan."

About Timberline Resources Corporation

Timberline is a diversified gold company with three complementary business units: a mine in development with anticipated gold production, an active exploration division, and two contract core drilling subsidiaries. Timberline is focused on the evaluation and the acquisition of advanced-stage exploration opportunities, with the potential for near-term development and production. Timberline formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, at its royalty-free Butte Highlands Gold Project which commenced development in the summer of 2009 and has gold production targeted in 2011.  The Management team has experience, depth, and a solid track record of achievement in building successful companies and discovering economic ore bodies.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

None of the securities anticipated to be issued pursuant to the Arrangement have been or will be registered under the Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws, and are anticipated to be issued in reliance upon available exemptions from such registration requirements under Section 3(a)(10) of the U.S. Securities Act and applicable exemptions under state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2009.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859